RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-208507

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated July 12, 2016
Pricing Supplement Dated July __, 2016 to the Product Prospectus
Supplement No. TP-1, Dated January 8, 2016, and the Prospectus
Supplement and Prospectus, Each Dated January 8, 2016
$ Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the shares of three exchange traded funds (each, a “Reference Stock,” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, will pay a Contingent Coupon at the rate and under the circumstances specified below, and will have the terms described in the documents described above, as supplemented or modified by this terms supplement. The Notes will not be listed on any securities exchange.
Reference Stocks	Initial Stock Price*	Trigger Price and Coupon Barrier
iShares® NASDAQ Biotechnology ETF (“IBB”)		70% of its Initial Stock Price
Financial Select Sector SPDR® Fund (“XLF”)		70% of its Initial Stock Price
Technology Select Sector SPDR® Fund (“XLK”)		70% of its Initial Stock Price
* For each Reference Stock, the Initial Stock Price will be its closing price on the Trade Date.
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated January 8, 2016, on page S-1 of the prospectus supplement dated January 8, 2016, and “Selected Risk Considerations” beginning on page P-9 of this terms supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	July 15, 2016	Principal Amount:	$1,000 per Note
Issue Date:	July 20, 2016	Maturity Date:	July 19, 2018
Observation Dates:	Quarterly, as set forth on page P-2 of this terms supplement.	Coupon Payment Dates:	Quarterly, as set forth on page P-2 of this terms supplement.
Valuation Date	July 16, 2018	Contingent Coupon Rate:	10.40% per annum
Contingent Coupon:
If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Underlying Return of the Lesser Performing Reference Stock)
Investors could lose some or all of the value of their initial investment if there has been a decline in the trading price of Lesser Performing Reference Stock.

Lesser Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if no Reference Stock decreases) between its Initial Stock Price and its Final Stock Price.
Call Feature:
If the closing price of each Reference Stock is greater than or equal to its Initial Stock Price on any Observation Date, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to that Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
CUSIP:	78012KQW0
	Per Note	Total
Price to public	100%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$
The initial estimated value of the Notes as of the date of this terms supplement is $962.07 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Trade Date, which will not be less than $942.07 per $1,000 in principal amount. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $17.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $17.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-21 below.
We may use this terms supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This terms supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of three exchange traded funds (the “Reference Stocks”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Trade Date:	July 15, 2016
Issue Date:	July 20, 2016
Term:	Approximately two years
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•          If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.
•          If the closing price of each Reference Stock is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	10.40% per annum
Observation Dates:	Quarterly on October 17, 2016, January 17, 2017, April 17, 2017, July 17, 2017, October 16, 2017, January 16, 2018, April 16, 2018 and the Valuation Date.
Coupon Payment Dates:	The Contingent Coupon, if applicable, will be paid on October 20, 2016, January 20, 2017, April 20, 2017, July 20, 2017, October 19, 2017, January 19, 2018, April 19, 2018 and the Maturity Date.
Call Feature:	If, on any Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.
Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon that may be otherwise due on that Call Settlement Date.

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
Call Settlement Dates:	If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Valuation Date:	July 16, 2018
Maturity Date:	July 19, 2018
Initial Stock Price:	For each Reference Stock, its closing price on the Trade Date.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Trigger Price and Coupon Barrier:	For each Reference Stock, 70% of its Initial Stock Price.
Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
•          If the Final Stock Price of the Lesser Performing Reference Stock is greater than or equal to its Trigger Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•          If the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + ($1,000 x Underlying Return of the Lesser Performing Reference Stock)
The amount of cash that you receive will be less than your principal amount, if anything, resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date. Investors in the Notes could lose some or all of their investment if there has been a decline in the trading price of the Lesser Performing Reference Stock below its Trigger Price.

Lesser Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if none of the Reference Stocks decreases) between its Initial Stock Price and its Final Stock Price.
Underlying Return:	With respect to each Reference Stock: Final Stock Price – Initial Stock Price Initial Stock Price
Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Stocks will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, but not to any non-affected Reference Stock.

Calculation Agent:	RBCCM

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid contingent income-bearing derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of the Notes prior to maturity may be less than the principal amount of those Notes.

Listing:	None
Settlement:	DTC global notes
Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2, P-3 and P-4 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
ADDITIONAL TERMS OF YOUR NOTES
You should read this terms supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.
This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and in the product prospectus supplement dated January 8, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047446/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
HYPOTHETICAL EXAMPLES
The examples below are based on the following terms:
Hypothetical Initial Stock Price (for each Reference Stock):	$100*
Hypothetical Trigger Price and Coupon Barrier (for each Reference Stock):	$70.00, which is 70% of its Initial Stock Price
Hypothetical Contingent Coupon Rate:	10.40% per annum, or 2.60% per quarter
Hypothetical Contingent Coupon Amount:	$26.00 per quarter per Note
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Stock Price of any Reference Stock. The actual Initial Stock Price of each Reference Stock will be its closing price on the Trade Date.
In Examples 1 and 2, the hypothetical closing price of each Reference Stock is greater than or equal to its hypothetical Initial Stock Price on one of the Observation Dates. Because the hypothetical closing price of each Reference Stock is greater than or equal to its hypothetical Initial Stock Price on one of the Observation Dates, the Notes are automatically called. In Examples 3 and 4, the hypothetical closing price of one or more of the Reference Stocks on the Observation Dates is less than its Initial Stock Price, and, consequently, the Notes are not automatically called.
Example 1
Observation Dates	Hypothetical Closing Price of Reference Stock #1	Hypothetical Closing Price of Reference Stock #2	Hypothetical Closing Price of Reference Stock #3	Contingent Coupon	Payment if the Notes Are Called*
#1	$105	$103	$101	—*	$1,026.00
#2	N/A	N/A	N/A	N/A	N/A
#3-#7	N/A	N/A	N/A	N/A	N/A
Valuation Date	N/A	N/A		N/A	N/A
* Includes the unpaid Contingent Coupon with respect to the Observation Date on which the hypothetical closing price of each Reference Stock is greater than or equal to the Initial Stock Price.
▪	In Example 1, the Notes are automatically called following the first Observation Date as the closing price of each Reference Stock on the first Observation Date is greater than its Initial Stock Price. Payment will be calculated as follows:
Principal Amount + Contingent Coupon = $1,000 + $26.00 = $1,026.00
In this example, the Call Feature limits the term of your investment to approximately three months.

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
	Example 2
Observation Dates	Hypothetical Closing Price of Reference Stock #1	Hypothetical Closing Price of Reference Stock #2	Hypothetical Closing Price of Reference Stock #3	Contingent Coupon	Payment if the Notes Are Called*
#1	$88	$94	$98	$26.00	N/A
#2	$106	$97	$95	$26.00	N/A
#3	$105	$103	$101	—*	$1,026.00
#4-#7	N/A	N/A	N/A	N/A	N/A
Valuation Date	N/A	N/A	N/A	N/A	N/A
* Includes the unpaid Contingent Coupon with respect to the Observation Date on which the hypothetical closing price of each Reference Stock is greater than or equal to the Initial Stock Price.
▪	In Example 2, the Notes are automatically called following the third Observation Date, as the closing price of each Reference Stock on the third Observation Date is greater than its Initial Stock Price. (The Notes were not called on the second Observation Date, as the closing price of only one of the Reference Stocks was greater than its Initial Stock Price.) As the closing price of each Reference Stock on the first two Observation Dates is greater than the Coupon Barrier and Trigger Price, you receive the Contingent Coupon of $26.00 with respect to each of those Observation Dates. Following the third Observation Date, you receive a payment of $1,026.00, which includes the Contingent Coupon with respect to the third Observation Date.
In this example, the Call Feature limits the term of your investment to approximately nine months. Further, although each of the Reference Stocks has appreciated from the Initial Stock Price on the third Observation Date, you only receive a payment of $1,026.00 per Note and do not benefit from that appreciation.
Examples 3 and 4 illustrate the payment at maturity per Note based on the Final Stock Price of the Lesser Performing Reference Stock.
Example 3
Observation Dates	Hypothetical Closing Price of the Lesser Performing Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	$52	$0	N/A
#2	$58	$0	N/A
#3	$54	$0	N/A
#4	$62	$0	N/A
#5	$60	$0	N/A
#6	$56	$0	N/A
#7	$64	$0	N/A
Valuation Date	$55	$0	N/A
Payment at Maturity	$550
* The final Contingent Coupon, if any, will be paid at maturity.

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
▪	In Example 3, the closing price of the Lesser Performing Reference Stock remains below the Coupon Barrier and Trigger Price throughout the term of the Notes. As a result, you do not receive any Contingent Coupons during the term of the Notes and, at maturity, you are fully exposed to the decline in this Reference Stock. Your payment at maturity will be calculated as follows:
$1,000 + ($1,000 x -45%) = $550.00
In this example, because the Final Stock Price of the Lesser Performing Reference Stock is less than its Trigger Price, the amount of cash that you receive will be significantly less than the principal amount of the notes.
Example 4
Observation Dates	Hypothetical Closing Price of the Lesser Performing Reference Stock	Contingent Coupon	Payment if the Notes Are Called*
#1	$52	$0	N/A
#2	$58	$0	N/A
#3	$54	$0	N/A
#4	$58	$0	N/A
#5	$60	$0	N/A
#6	$62	$0	N/A
#7	$63	$0	N/A
Valuation Date	$72	$26.00*	N/A
Payment at Maturity	$1,026.00
▪	In Example 4, the closing price of the Lesser Performing Reference Stock decreases to a Final Stock Price of $72. Although the Final Stock Price of the Lesser Performing Reference Stock is less than its Initial Stock Price, because the Final Stock Price of the Lesser Performing Reference Stock is still not less than its Trigger Price, you will receive the principal amount plus the Contingent Coupon with respect to the final Observation Date. Your payment at maturity would be:
$1,000 + $26.00 = $1,026.00
In this example, although the Final Stock Price of the Lesser Performing Reference Stock represents a 28% decline from its Initial Stock Price, you will receive the principal amount plus the Contingent Coupon, equal to a total payment of $1,026.00 per Note at maturity.

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” beginning on page PS-5 of the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•	Principal at Risk — Investors in the Notes could lose some or a substantial portion of their principal amount if there is a decline in the trading price of the Lesser Performing Reference Stock between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Stock Price of the Lesser Performing Reference Stock on the Valuation Date is less than its Trigger Price, the amount of cash that you receive at maturity will represent a loss of your principal that is proportionate to the decline in the closing price of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date. Any Contingent Coupons received on the Notes prior to the Maturity Date may not be sufficient to compensate for any such loss.
•	The Notes Are Subject to an Automatic Call — If on any Observation Date, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.
•	You May Not Receive Any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of any of the Reference Stocks on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of any of the Reference Stocks is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Stock Price of the Lesser Performing Reference Stock will be less than its Trigger Price.
•	Your Payment at Maturity May Be Determined Solely by Reference to the Lesser Performing Reference Stock Even if the Other Reference Stock Performs Better — If any of the Reference Stocks has a Final Stock Price that is less than its Trigger Price, your return will be linked to the Lesser Performing Reference Stock. Even if the Final Stock Price of the other Reference Stock has increased compared to its Initial Stock Price, or has experienced a decrease that is less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stock.
•	Your Payment on the Notes Will Be Determined by Reference to Each Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stock. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each Reference Stock would not be combined, and the depreciation of any Reference Stock would not be mitigated by any appreciation of the other

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
Reference Stock. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.
•	The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the full downside performance of the Lesser Performing Reference Stock even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.
•	Reinvestment Risk — If your Notes are redeemed early, the term of the Notes may be as short as approximately three months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are redeemed prior to the Maturity Date.
•	Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the prices of the Reference Stocks increase after the Trade Date. No assurance can be given as to what our financial condition will be during the term of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	The Securities Composing the Underlying Indices Are Concentrated in Three Sectors — All of the securities included in the underlying indices are issued by companies in the biotechnology, technology or the financial industry. As a result, the securities that will determine the performance of the underlying shares and the levels of the underlying indices, which the Reference Stocks seek to replicate, are concentrated in three sectors. Although an investment in the Notes will not give holders any ownership or other direct interests in the securities composing the underlying indices, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in these market sectors. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
•	An Investment in the Notes Is Subject to Risks Associated with the Biotechnology Sector — All of the stocks held by the IBB and included in its underlying index are issued by companies whose primary lines of business are directly associated with the biotechnology sector. The profitability of these companies is largely dependent on, among

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
other things, demand for the companies’ products, safety of the companies’ products, regulatory influences on the biotechnology market (including receipt of regulatory approvals and compliance with complex regulatory requirements), pricing and reimbursement from third party payors, continued innovation, talent attraction and retention, maintaining intellectual property rights and intense industry competition. Any negative developments affecting the biotechnology sector could affect negatively the price of the XBI and, in turn, could have an adverse effect on the value of the Notes and the payments on the Notes.
•	An Investment in the Notes Is Subject to Risks Associated with the Financial Sector — All of the stocks held by the XLF and included in its underlying index are issued by companies whose primary lines of business are directly associated with the financial sector, which is subject to extensive governmental regulation that may limit both the amounts and types of loans and other financial commitments they can make and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital, and can fluctuate significantly when interest rates change or due to increased competition. In addition, adverse conditions in the financial industry during the past several years generally has caused an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Events during the past several years in the financial sector have resulted, and may continue to result, in an unusually high degree of volatility in the financial markets, both domestic and foreign, and caused certain financial services companies to incur large losses. Numerous financial services companies have experienced substantial declines in the valuations of their assets, taken action to raise capital (such as the issuance of debt or equity securities), or even ceased operations. These actions have caused the securities of many financial services companies to experience a dramatic decline in value, as compared to their value prior to 2008. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the sector. Any negative developments affecting the financial sector could affect negatively the price of the XLF and, in turn, could have an adverse effect on the value of the Notes and the payments on the Notes.
•	An Investment in the Notes Is Subject to Risks Associated with the Technology Sector — All of the stocks held by the XLK and included in its underlying index are issued by companies whose primary lines of business are directly associated with the technology sector. The profitability of these companies is largely dependent on, among other things, consumer demand for the companies’ products, the companies’ ability to generate advertising revenue, continued innovation, talent attraction and retention, maintaining intellectual property rights and industry competition. In addition, adverse economic, business or tax developments affecting the U.S. and/or the technology sector could affect negatively the price of the XLK and, in turn, could have an adverse effect on the value of the Notes and the payments on the Notes.
•	Adjustments to the Reference Stocks Could Adversely Affect the Notes —SSgA Funds Management, Inc. (“SSFM”), as the investment adviser of XLF and XLK, and BlackRock Fund Advisors (“BFA”), as the investment adviser of IBB, is responsible for calculating and maintaining the Reference Stocks. An investment adviser can add, delete or substitute the stocks comprising the applicable Reference Stock. An investment adviser may make other methodological changes that could change the price of a Reference Stock at any time. If one or more of these events occurs, the calculation of the closing prices of the Reference Stocks on an Observation Date or of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could affect whether the Notes are automatically called on an Observation Date or could adversely affect the amount payable at maturity and/or the market value of the Notes.
•	Changes that Affect the Underlying Indices of the Reference Stocks Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity—The policies of the sponsors or compilation agent of the underlying indices of the Reference Stocks concerning the calculation of those indices, additions, deletions or substitutions of

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
the components of those indices and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in those indices and, therefore, could affect the share price of the Reference Stocks, whether the Notes are called on an Observation Date, the amount payable on the Notes at maturity, if applicable, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if one of those entities changes these policies, for example, by changing the manner in which it calculates the applicable index, or if the calculation or publication of the index is discontinued or suspended.
•	Owning the Notes Is Not the Same as Owning the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the securities held by the Reference Stocks during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.
•	There Is No Affiliation Between the Investment Advisors or the Index Sponsors and RBCCM, and RBCCM Is Not Responsible for any Disclosure by the Investment Advisors or Index Sponsors — We are not affiliated with the investment advisers or the index sponsors or compilation agent. However, we and our affiliates may currently, or from time to time in the future, engage in business with these entities. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other entity prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stocks and the companies in which they invest. None of these companies are involved in this offering, and have no obligation of any sort with respect to your Notes. These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.
•	The Correlation Between the Performance of Each Reference Stock and the Performance of the Applicable Underlying Index May Be Imperfect — The performance of each Reference Stock is linked principally to the performance of the applicable underlying index. However, the return on each Reference Stock may correlate imperfectly with the return on the applicable underlying index.
•	Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks or securities held by the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of securities held by the Reference Stocks, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stocks, and, therefore, the market value of the Notes.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public — The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a

P-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes on the Cover Page of this Terms Supplement on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set — The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•	Market Disruption Events and Adjustments — The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
INFORMATION REGARDING THE REFERENCE STOCKS
Information provided to or filed with the SEC by the Reference Stocks under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-57791 and 811-08837, for the XLF and XLK, respectively and 811-09729 for the IBB through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We have not participated in the preparation of, or verified, such publicly available information.  None of the forgoing documents or filings are incorporated by reference in, and should not be considered part of, this document.
The following information regarding the Reference Stocks is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the Reference Stocks with the SEC, information published by them on their websites or in any other format, information about them obtained from any other source or the information provided below.
The Notes are not sponsored, endorsed, sold or promoted by either investment adviser. Each investment adviser makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Each investment adviser has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
We obtained the information regarding the historical performance of each Reference Stock set forth below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the market prices of the Reference Stocks on any Observation Date or on the Valuation Date. We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of all or part of your investment.

P-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
The iShares® NASDAQ Biotechnology ETF (“IBB”)
The IBB is an investment portfolio maintained and managed by BFA. The IBB is an exchange traded fund that trades on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “IBB.”
The IBB seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index®. The IBB typically earns income from dividends from securities held by the IBB. These amounts, net of expenses and taxes (if applicable), are passed along to the IBB’s shareholders as “ordinary income.” In addition, the IBB realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the return of the IBB will be calculated based only on the share price of the IBB, you will not receive any benefit from or be entitled to receive income, dividend, or capital gain distributions from the IBB or any equivalent payments.
The NASDAQ Biotechnology Index®
The NASDAQ Biotechnology Index® is calculated, published and disseminated by NASDAQ OMX, and is designed to measure the performance of NASDAQ-listed companies that are classified according to the Industry Classification Benchmark as either biotechnology or pharmaceuticals which also meet other eligibility criteria determined by NASDAQ OMX.  We have derived all information relating to the NASDAQ Biotechnology Index®, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of and is subject to change by, NASDAQ OMX.  Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. NASDAQ OMX has no obligation to continue to publish, and may discontinue or suspend the publication of the NASDAQ Biotechnology Index® at any time.
The NASDAQ Biotechnology Index® is calculated under a modified capitalization-weighted methodology.  On November 1, 1993, the NASDAQ Biotechnology Index® began with a base of 200.00.  To be eligible for inclusion in the NASDAQ Biotechnology Index®, a security must be listed on The NASDAQ Stock Market. Eligibility for the NASDAQ Biotechnology Index® is limited to specific security types only. The security types eligible for the NASDAQ Biotechnology Index® include common stocks, ordinary shares, American Depositary Receipts, and shares of beneficial interest or limited partnership interests. Securities must meet the following criteria:
•	the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing);
•	the issuer of the security must be classified according to the Industry Classification Benchmark as either Biotechnology or Pharmaceuticals;
•	the security may not be issued by an issuer currently in bankruptcy proceedings;
•	the security must have a market capitalization of at least $200 million;
•	the security must have an average daily trading volume of at least 100,000 shares;
•	the issuer of the security may not have entered into a definitive agreement or other arrangement which would likely result in the security no longer being eligible for inclusion in the NASDAQ Biotechnology Index®;
•	the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and
•	the issuer of the security must have “seasoned” on NASDAQ, the New York Stock Exchange or NYSE MKT (generally, a company is considered to be seasoned if it has been listed on a market for at least three full months, excluding the first month of initial listing).

P-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
Annual Evaluation
The securities composing the NASDAQ Biotechnology Index® are evaluated annually in December.  Securities currently within the NASDAQ Biotechnology Index® must continue to meet the above eligibility criteria.  The securities included in the NASDAQ Biotechnology Index® not meeting the maintenance criteria are removed.  Index-eligible securities not currently in the NASDAQ Biotechnology Index® are added. Generally, the list of additions and deletions is publicly announced with a press release in early December. If at any time during the year other than at the review a security in the NASDAQ Biotechnology Index® no longer meets the criteria or is otherwise determined to have become ineligible, the security is removed from the NASDAQ Biotechnology Index® and will not be replaced.
Index Maintenance
In addition to the annual evaluation, the securities in the NASDAQ Biotechnology Index® are monitored by NASDAQ OMX with respect to changes in total shares outstanding arising from corporate events such as stock dividends, stock splits, certain spin-offs and rights issuance, or other corporate actions.  NASDAQ OMX has adopted the following weight adjustment procedures with respect to such changes.  Changes in total shares outstanding arising from stock splits, stock dividends, or spin-offs are generally made to the NASDAQ Biotechnology Index® on the evening prior to the effective date of such corporate action.  If the change in total shares outstanding arising from other corporate actions is greater than or equal to 10%, the change will be made as soon as practicable.  Otherwise, if the change in total shares outstanding is less than 10%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September, and December.  In either case, the index share weights for such securities are adjusted by the same percentage amount by which the total shares outstanding have changed in such securities.
Index Rebalancing
The NASDAQ Biotechnology Index® employs a modified market capitalization weighting methodology.  At each quarter, the NASDAQ Biotechnology Index® is rebalanced such that the maximum weight of any security in the NASDAQ Biotechnology Index® does not exceed 8% and no more than 5 securities are at that cap.  The excess weight of any capped security is distributed proportionally across the remaining securities.  If after redistribution, any of the 5 highest ranked securities are weighted below 8%, these securities are not capped.  Next, any remaining securities in excess of 4% are capped at 4% and the excess weight is redistributed proportionally across the remaining securities.  The process is repeated, if necessary, to derive the final weights.
The modified market capitalization weighting methodology is applied to the capitalization of each security in the NASDAQ Biotechnology Index®, using the last sale price of the security at the close of trading on the last trading day in February, May, August and November and after applying quarterly changes to the total shares outstanding. The index share weights are then calculated by multiplying the weight of the security derived above by the new market value of the NASDAQ Biotechnology Index® and dividing the modified market capitalization for each security in the NASDAQ Biotechnology Index® by its corresponding last sale price. The changes are effective after trading on the third Friday in March, June, September and December.

P-16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
Historical Information for the iShares® NASDAQ Biotechnology ETF
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2009 through July 11, 2016.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2009	3/31/2009	75.00	58.77	66.35
4/1/2009	6/30/2009	73.38	62.42	72.76
7/1/2009	9/30/2009	84.00	68.69	81.36
10/1/2009	12/31/2009	82.55	73.00	82.34
1/1/2010	3/31/2010	93.53	80.08	90.94
4/1/2010	6/30/2010	92.95	70.00	77.52
7/1/2010	9/30/2010	87.47	74.50	86.24
10/1/2010	12/31/2010	95.00	85.20	93.98
1/1/2011	3/31/2011	100.22	91.92	100.16
4/1/2011	6/30/2011	110.02	100.15	106.66
7/1/2011	9/30/2011	110.00	83.96	93.35
10/1/2011	12/31/2011	104.90	87.67	104.35
1/1/2012	3/31/2012	124.66	104.26	123.30
4/1/2012	6/30/2012	130.13	114.97	129.96
7/1/2012	9/30/2012	145.23	127.44	142.59
10/1/2012	12/31/2012	148.54	125.63	137.22
1/1/2013	3/31/2013	160.19	139.47	159.93
4/1/2013	6/30/2013	186.98	157.18	173.88
7/1/2013	9/30/2013	212.50	177.21	209.60
10/1/2013	12/31/2013	228.11	191.29	227.06
1/1/2014	3/31/2014	275.40	222.29	236.40
4/1/2014	6/30/2014	259.87	207.48	257.03
7/1/2014	9/30/2014	280.07	242.36	273.63
10/1/2014	12/31/2014	319.14	247.86	303.35
1/1/2015	3/31/2015	374.97	298.04	343.43
4/1/2015	6/30/2015	385.02	330.60	368.97
7/1/2015	9/30/2015	400.79	284.16	303.33
10/1/2015	12/31/2015	343.87	292.55	338.33
1/1/2016	3/31/2016	331.78	240.03	260.81
4/1/2016	6/30/2016	289.71	240.30	257.34
7/1/2016	7/11/2016	273.10	256.56	270.56
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-17	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
The graph below illustrates the performance of this Reference Stock from January 1, 2009 to July 11, 2016, assuming an Initial Stock Price of $270.56, which was the closing price of this Reference Stock on July 11, 2016. The red line represents a hypothetical Coupon Barrier and Trigger Price of $189.39, which is equal to 70.00% of its closing price on July 11, 2016, rounded to two decimal places. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

P-18	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
The Financial Select Sector SPDR® Fund
The XLF is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the XLF, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The XLF trades on the NYSE Arca under the ticker symbol “XLF.”
The XLF utilizes a “replication” investment approach in attempting to track the performance of the underlying index. The XLF typically invests in substantially all of the securities which comprise the underlying index in approximately the same proportions as that index. The XLF will normally invest at least 95% of its total assets in the common stocks that comprise the applicable underlying index.
The XLF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Financial Select Sector Index. The S&P® Financial Select Sector Index measures the performance of the financial sector of the U.S. equity market. The XLF is composed of companies whose primary line of business is directly associated with the financial sector.
The Technology Select Sector SPDR® Fund
The XLK is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to each of ten separate investment portfolios, including the XLK, all of which are offered by the Select Sector SPDR Trust, a registered investment company. The XLK trades on the NYSE Arca under the ticker symbol “XLK.”
The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Technology Select Sector Index. The S&P® Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The XLK is composed of companies whose primary line of business is directly associated with the technology sector.
The XLK seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P® Technology Select Sector Index. The S&P® Technology Select Sector Index measures the performance of the technology sector of the U.S. equity market. The XLK is composed of companies whose primary line of business is directly associated with the technology sector.
The S&P® Financial Select Sector Index and the S&P® Technology Select Sector Index
Eligibility Criteria for Index Components
The stocks included in each Select Sector Index are selected by Merrill Lynch acting as index sponsor, in consultation with Standard & Poor’s Financial Services LLC (“S&P”), from the universe of companies represented by the S&P 500® Index. S&P acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
Each Select Sector Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in a Select Sector Index (the “SPDR Component Stocks”) is a constituent company of the S&P 500® Index.
•	The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

P-19	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
•	Merrill Lynch, acting as the index sponsor, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. Merrill Lynch, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.
•	S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Indices.
•	Each Select Sector Index is calculated by S&P using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to certain Internal Revenue Code requirements.
Calculation of the Underlying Index
Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base−weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.
Merrill Lynch may at any time determine that a SPDR® Component Stock which has been assigned to one Select Sector Index has undergone a transformation in the composition of its business, and that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that Merrill Lynch notifies S&P that a SPDR® Component Stock’s Select Sector Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
SPDR® Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

P-20	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
Historical Information for the Financial Select Sector SPDR® Fund
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2009 through July 11, 2016.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2009	3/31/2009	12.82	5.88	8.81
4/1/2009	6/30/2009	13.08	8.54	11.97
7/1/2009	9/30/2009	15.43	10.83	14.94
10/1/2009	12/31/2009	15.76	13.79	14.43
1/1/2010	3/31/2010	16.32	13.51	15.97
4/1/2010	6/30/2010	17.12	13.70	13.81
7/1/2010	9/30/2010	15.09	13.30	14.35
10/1/2010	12/31/2010	16.06	14.25	15.91
1/1/2011	3/31/2011	17.20	15.80	16.41
4/1/2011	6/30/2011	16.75	14.62	15.33
7/1/2011	9/30/2011	15.70	11.35	11.83
10/1/2011	12/31/2011	14.17	10.96	13.00
1/1/2012	3/31/2012	16.01	13.12	15.78
4/1/2012	6/30/2012	15.98	13.30	14.62
7/1/2012	9/30/2012	16.44	14.09	15.60
10/1/2012	12/31/2012	16.70	15.07	16.40
1/1/2013	3/31/2013	18.47	16.75	18.19
4/1/2013	6/30/2013	20.34	17.76	19.49
7/1/2013	9/30/2013	20.93	19.34	19.92
10/1/2013	12/31/2013	21.86	19.49	21.86
1/1/2014	3/31/2014	22.64	20.51	22.34
4/1/2014	6/30/2014	22.93	21.20	22.74
7/1/2014	9/30/2014	23.88	22.09	23.17
10/1/2014	12/31/2014	25.14	21.55	24.73
1/1/2015	3/31/2015	24.89	22.90	24.11
4/1/2015	6/30/2015	25.30	23.92	24.38
7/1/2015	9/30/2015	25.62	18.52	22.66
10/1/2015	12/31/2015	24.97	21.99	23.78
1/1/2016	3/31/2016	23.53	19.53	22.51
4/1/2016	6/30/2016	23.93	21.32	22.86
7/1/2016	7/11/2016	23.12	22.16	23.06
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-21	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
The graph below illustrates the performance of this Reference Stock from January 1, 2009 to July 11, 2016, assuming an Initial Stock Price of $23.05, which was the closing price of this Reference Stock on July 11, 2016. The red line represents a hypothetical Coupon Barrier and Trigger Price of $16.14, which is equal to 70.00% of its closing price on July 11, 2016, rounded to two decimal places. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

P-22	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
Historical Information for the Technology Select Sector SPDR® Fund
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the period from January 1, 2009 through July 11, 2016.
Period-Start Date	Period-End Date	High Intra-Day Price of this Reference Stock ($)	Low Intra-Day Price of this Reference Stock ($)	Period-End Closing Price of this Reference Stock ($)
1/1/2009	3/31/2009	16.44	13.08	15.62
4/1/2009	6/30/2009	18.63	15.40	18.17
7/1/2009	9/30/2009	21.24	17.16	20.87
10/1/2009	12/31/2009	23.14	20.09	23.13
1/1/2010	3/31/2010	23.37	20.72	23.09
4/1/2010	6/30/2010	24.15	20.34	20.40
7/1/2010	9/30/2010	23.37	20.02	23.02
10/1/2010	12/31/2010	25.34	22.69	25.22
1/1/2011	3/31/2011	27.09	24.52	26.07
4/1/2011	6/30/2011	26.89	24.34	25.70
7/1/2011	9/30/2011	26.87	22.47	23.57
10/1/2011	12/31/2011	26.55	22.61	25.45
1/1/2012	3/31/2012	30.54	25.67	30.15
4/1/2012	6/30/2012	30.61	27.05	28.75
7/1/2012	9/30/2012	31.74	27.67	30.83
10/1/2012	12/31/2012	31.22	27.21	28.95
1/1/2013	3/31/2013	30.47	29.11	30.27
4/1/2013	6/30/2013	32.31	29.11	30.59
7/1/2013	9/30/2013	32.91	30.63	32.03
10/1/2013	12/31/2013	35.76	31.39	35.74
1/1/2014	3/31/2014	36.75	33.93	36.35
4/1/2014	6/30/2014	38.48	35.14	38.35
7/1/2014	9/30/2014	40.62	38.22	39.91
10/1/2014	12/31/2014	42.58	36.58	41.35
1/1/2015	3/31/2015	43.46	39.39	41.44
4/1/2015	6/30/2015	43.81	41.05	41.40
7/1/2015	9/30/2015	43.80	31.34	39.50
10/1/2015	12/31/2015	44.64	38.93	42.83
1/1/2016	3/31/2016	44.67	38.03	44.36
4/1/2016	6/30/2016	44.73	41.26	43.37
7/1/2016	7/11/2016	44.48	42.87	44.38
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-23	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
The graph below illustrates the performance of this Reference Stock from January 1, 2009 to July 11, 2016, assuming an Initial Stock Price of $44.39, which was the closing price of this Reference Stock on July 11, 2016. The red line represents a hypothetical Coupon Barrier and Trigger Price of $31.07, which is equal to 70.00% of its closing price on July 11, 2016, rounded to two decimal places. The actual Coupon Barrier and Trigger Price will be based on the closing price of this Reference Stock on the Trade Date.

P-24	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Exchange Traded Funds, Due July 19, 2018
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about July 20, 2016, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors result in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

P-25	RBC Capital Markets, LLC